FORM 3
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                 FORM 3 U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940


 -----------------------------------  ------------------------------------ ---------------------------------------------------------
 1. Name and Address of                2. Date of Event Requiring Statement 4. Issuer Name and
    Reporting Person                                     (Month/Day/Year)      Ticker or Trading Symbol

 Strauss          Thomas        W.           June 27, 2002                      Langer, Inc.
 -----------------------------------  ------------------------------------ ---------------------------------------------------------
 (Last)           (First)   (Middle)   3. IRS or Social Security Number of  5. Relationship of Reporting Person to
                                         Reporting Person (Voluntary)               Issuer (check all applicable)
                                                                              _x_  Director      ___10% Owner
   71 East 71st Street, Apt. 6D                     --                        ___ Officer (give  ___Other (specify
 -----------------------------------                                              title below)       below)
            (Street)

 New York   NY                 10021

 -----------------------------------
   (City)       (State)   (Zip)

 ------------------------------------ ------------------------------------ ----------------------------------------


 ------------------------------
 6. If Amendment, Date of
    Original (Month/Day/
     year)
 ------------------------------
 7. Individual or Joint/Group
    Filing (Check Applicable
    Line)

   _X_ Form filed by One
       Reporting Person
   ___ Form filed by More
       than One Reporting
       Person
--------------------------------


 ------------------------------ ----------------------------------------------------------------------------------------------------

                                                              TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
 ------------------------------ ----------------------------------------------------------------------------------------------------
 ------------------------------------------------ ------------------------- ------------------------ -------------------------------
 1.   Title of Security (Instruction 4)            2.   Amount of             3.   Ownership Form:   4.   Nature of Indirect
                                                        Securities                 Direct (D) or          Beneficial Ownership
                                                        Beneficially Owned         Indirect (I)           (Instr. 5)
                                                        (Instr. 4)                 (Instr. 5)

 ------------------------------------------------ ------------------------- ------------------------ -------------------------------
                                                        25,000                      D
       Common Stock, par value $.02 per share
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

                                                                          (Over)
                                                                        SEC 1473

     FORM 3 (CONTINUED)                 TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS,
                                                                                                           CONVERTIBLE SECURITIES)

--------------------------------------------------- ------------------------- ------------------------------------- ---------------
1.   Title of Derivative Security (Instr. 4)        2. Date Exercisable and   3. Title and Amount of Securities     4. Conversion
                                                       Expiration Date           Underlying Derivative Security        or Exercise
                                                       (Month/Day/Year)          (Instr. 4)                            Price of
                                                                                                                       Derivative
                                                                                                                       Security


                                                                                                                    ---------------
                                                    ------------ ------------ --------------------------- ---------
                                                       Date      Expiration                               Amount or
                                                    Exercisable     Date                Title             Number of
                                                                                                            Shares

--------------------------------------------------- ------------ ------------ --------------------------- ----------- --------------

        4% Convertible Subordinated Notes               (1)        8/31/06           Common Stock         41,667 (2)      $6.00

--------------------------------------------------- ------------ ------------ --------------------------- ----------- --------------
                                                        (1)
        4% Convertible Subordinated Notes                          8/31/06           Common Stock         41,667 (2)      $6.00
--------------------------------------------------- ------------ ------------ --------------------------- ----------- --------------


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
------------------ ------------------------
5. Ownership       6. Nature of Indirect
   Form of            Beneficial
   Derivative         Ownership (Instr. 5)
   Security:
   Direct (D)
   Indirect (I)
   (Instr. 5)
------------------ ------------------------




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        (D)

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        (I)                By Spouse
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


     *If the Form is filed by more than one reporting person, See Instruction
      5(b)(v).

1.         Presently exercisable.

2. The two convertible notes to which this report relates are held by the reporting person and his wife and are each $250,000 in principal amount and are each convertible into 41,667 shares of the issuer's common stock, subject to adjustment in certain circumstances.


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


                     /s/ Thomas W. Strauss
                     ---------------------
               **Signature of the Reporting Person


                        --------------------------
                  Date: August 23, 2002



Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.


                                    SEC 1473